Exhibit 99.1

             ABAXIS CHANGES SALES AND MARKETING MANAGEMENT STRUCTURE

    UNION CITY, Calif., Jan. 4 /PRNewswire-FirstCall/ -- Abaxis, Inc. (Nasdaq: ABAX), a medical products company manufacturing point-of-care blood analysis systems, announced changes in its domestic sales and marketing structure and management leadership team with the goal of providing increased management focus in both the veterinarian and medical markets and to accelerate growth.

    Richard Schoen, VP of Domestic Sales and Marketing for both the veterinary and medical markets is resigning as of January 5, 2005. The Company will divide sales and marketing responsibilities along veterinary and medical market lines and will hire a vice president of sales and marketing for each segment. This new structure will allow enhanced optimization of marketing and sales resources in each segment with the goal of better forecasting capabilities, increased sales and earnings growth.

    Clint Severson, chairman and CEO of Abaxis, commented, "All of us at Abaxis want to thank Rich for his contributions to Abaxis over the last two years. Over that time domestic sales have grown 53 percent. We wish Rich the best for the future."

    The Company today announced the promotion of Martin Mulroy to National Director, Veterinary Sales. Mr. Mulroy joined Abaxis in November 1997 as a regional sales manager. In 1999 he was promoted to Eastern Area Sales Director. Reporting to Mr. Mulroy will be four area sales directors and up to twenty-eight regional sales managers. Mr. Mulroy and his team will report directly to Mr. Severson until a veterinary vice president of Sales and Marketing is named.

    Richard Duncan has been appointed Director of Sales for the Piccolo market. Mr. Duncan previously held the position of Business Development Manager for Urologix of Minneapolis, Minnesota. Prior to Urologix, Mr. Duncan served in various sales and management positions at Physician Sales and Service Corporation from 1993 to 2002, ending as Northern Regional Vice President from 2000 to 2002. Mr. Duncan and his team will report to Abaxis vice president and chief operations officer, Bob Milder, until a medical market vice president of Sales and Marketing is named.

    The Company also announced that preliminary figures indicate that sales for the quarter ended December 31, 2004 exceeded the internal sales goal set prior to the beginning of the quarter. Management believes that the transition away from the VEDCO co-op has yielded better than anticipated results during the quarter. The Company expects total revenues for the quarter ended December 31, 2004 to be in the upper range of $10.5 million to $12.0 million.

    About Abaxis
    ABAXIS develops, manufactures and markets portable blood analysis systems for use in any patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 6.9 kilogram, portable analyzer and a series of 8-cm diameter single-use plastic disks, called rotors or reagent discs that contain all the reagents necessary to perform a fixed menu of tests. The system can be operated with minimal training and perform multiple tests on whole blood using either venous or fingerstick samples. The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory.

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    Special Note Regarding Forward-Looking Statements
    This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to quarter three net product sales and earnings per shares estimates as a result of ending our relationship with VEDCO, the market acceptance of the Company's products and the continuing development of its products, risks associated with manufacturing and distributing its products on a commercial scale, risks associated with entering the human diagnostic market on a larger scale, risks involved in carrying of inventory, risks from unexpected problems or delays in the Company's manufacturing facility, risks associated with the ability to attract and retain competent sales personnel, general market conditions, competition, risks and uncertainties related to its ability to raise capital in order to fund its operations and other risks detailed from time to time in ABAXIS' periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. ABAXIS does not undertake and specifically disclaims any obligation to update any forward-looking statements.

SOURCE  Abaxis, Inc.
    -0-                             01/04/2005
    /CONTACT: Clint Severson, Chief Executive Officer of ABAXIS, Inc., +1-510-675-6500; or Joe Dorame, Joe Diaz, or Robert Blum, all of RCG Capital Markets Group, +1-480-675-0400/
    /Web site:  http://www.abaxis.com /
_